Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ANNOUNCES IT HAS ENTERED INTO LOI FOR XACT ASSETS

PORTLAND, OR, May 17, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announced that it has entered into a letter of intent to sell all assets related to its Xact business line. This potential transaction is subject to several contingencies, including the negotiation and execution of definitive transaction agreement, the completion of due diligence to the satisfaction of the acquirer and Company board approval.

There is no guarantee that a transaction will be completed. Accordingly, there can be no assurance that the Company’s efforts to consummate the transaction contemplated by the letter of intent will be successful.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

For more information contact:	Michael R. Zapata, President and CEO Phillip Bosco, CFO and Treasurer (503) 227-7908